Exhibit 99.1
Polypore Reports Fourth Quarter 2008 Results
•	Previously announced restructuring charge results in loss of $1.00 per share for the fourth quarter and loss of $0.36 per share for full year 2008

•	Adjusted EPS of $0.22 for the fourth quarter and Adjusted EPS of $0.96 for full year 2008
CHARLOTTE, NC — February 25, 2009 — Polypore International, Inc. (NYSE: PPO) today reported its financial results for the fourth quarter and year ended January 3, 2009.
For the fourth quarter ended January 3, 2009:
•	Sales were $145.6 million compared with $144.6 million in the fourth quarter of 2007.

•	Adjusted Operating Income was $26.9 million compared with $31.3 million in the prior-year period. A table showing the reconciliation of Adjusted Operating Income to US GAAP amounts is included in this release.

•	Adjusted Net Income and Adjusted EPS were $9.9 million and $0.22 per diluted share, compared with $10.9 million and $0.27 per diluted share in the prior-year period. A table showing the reconciliation of Adjusted Net Income and Adjusted EPS to US GAAP amounts is included in this release.
Robert B. Toth, President and Chief Executive Officer, noted, “Performance was consistent with our guidance despite the effect of the economic downturn experienced late in the quarter. We are pleased with the progress we made on our strategic priorities and the ongoing application development we see in our markets. We have a solid liquidity position, and we are keenly focused on managing our business to maintain it.”
For the year ended January 3, 2009:
•	Sales were $610.5 million, up 14% from $534.7 million in 2007.

•	Adjusted Operating Income increased to $116.0 million compared with $103.4 million in the prior year.

•	Adjusted Net Income and Adjusted EPS increased to $41.3 million and $0.96 per diluted share, compared with $17.2 million and $0.52 per diluted share in the prior year.
Adjusted EBITDA
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), as defined in Polypore’s senior secured credit facility, is defined and reconciled to net income as noted in the attached table. Adjusted EBITDA was $41.9 million in the fourth quarter of 2008 compared with $44.2 million in the fourth quarter of 2007. Adjusted EBITDA for the twelve months ended January 3, 2009 was $175.7 million, up from $155.2 million in the comparable prior-year period.
Energy Storage:
In the quarter, sales for the Energy Storage segment were $108.8 million, an increase of $8.3 million, or 8%, over the prior-year period (up 11% net of the effect of the euro to dollar exchange rate). For the fourth quarter:
•	Sales of lead-acid battery separators grew 7%, driven primarily by the acquisition of Microporous Holding Corporation (“Microporous”), offset by the negative impact of the euro to dollar exchange rate.

•	Lithium battery separator sales grew 15%, primarily driven by volume.

•	Segment operating income was $20.1 million and 19% of sales compared with $21.8 million and 22% of sales for the prior-year period. The decline in operating income margin was primarily related to the Microporous and Yurie-Wide acquisitions as well as raw material and energy cost escalation experienced in 2008. A table showing the reconciliation of segment operating income to consolidated results is included in this release.
For the year, Energy Storage segment sales were $450.2 million, an increase of $70.8 million, or 19%, over the prior year (15% net of the effect of the euro to dollar exchange rate). For the full year:
•	Sales of lead-acid battery separators grew 20%, primarily attributed to the acquisition of Microporous and the positive impact of the euro to dollar exchange rate.

•	Lithium battery separator sales grew 16%, primarily driven by volume.

•	Segment operating income was $89.7 million and 20% of net sales compared with $81.5 million and 22% of net sales for the prior year.
Separations Media
In the quarter, sales for the Separations Media segment were $36.8 million, down $7.3 million, or 17%, from the fourth quarter of 2007. The prior-year period included $5.3 million in sales of cellulosic hemodialysis membranes, which were discontinued in 2007. Excluding those sales and the impact of the euro to dollar exchange rate, sales increased by 1%. For the fourth quarter:
•	Excluding sales of cellulosic hemodialysis membranes, healthcare products experienced an 8% decline in sales due to the negative impact of the euro to dollar exchange rate.

•	Sales of filtration and specialty products declined 2%, with the increased demand for high performance filtration applications offset by the negative impact of the euro to dollar exchange rate.

•	Segment operating income was $7.0 million and 19% of sales compared with $9.5 million and 22% of sales for the prior-year period. The decline in operating income margin was primarily associated with production timing and customer mix. A table showing the reconciliation of segment operating income to consolidated results is included in this release.
For the year, Separations Media segment sales were $160.3 million, an increase of $5.0 million, or 3%, over the prior year. The prior-year period included $18.3 million in sales of cellulosic hemodialysis membranes, which were discontinued in 2007. Excluding those sales and the effect of the euro to dollar exchange rate, sales increased by 10%. For the full year:
•	Excluding sales of cellulosic hemodialysis membranes, healthcare products increased 20% due to growth in synthetic hemodialysis membranes and the positive impact of the euro to dollar exchange rate.

•	Sales of filtration and specialty products grew 10%, with the increased demand for high performance filtration applications and the positive impact of the euro to dollar exchange rate.

•	Segment operating income was $27.3 million and 17% of net sales compared with $22.2 million and 14% of net sales for the prior year.

Lead-Acid Battery Separator Business Restructuring Update
As disclosed in October 2008, the Company implemented a restructuring plan in the fourth quarter to align lead-acid battery separator production capacity with demand, reduce costs, and position the Company to meet future growth opportunities. The plan included closing the Company’s facility in Potenza, Italy and streamlining production at the Company’s facility in Owensboro, Kentucky.
The total estimated cost of the plan is $61.7 million, including estimated cash charges of $32.8 million for severance benefits, site clean-up and remediation and other costs and an estimated non-cash impairment charge of $28.9 million primarily for buildings and equipment that will no longer be used in Potenza, Italy. During the fourth quarter, the Company recorded a $59.9 million restructuring charge (approximately $53.2 million net of income tax), or $1.20 per fully diluted share. The timing, scope and costs of these restructuring measures (including income tax considerations) are subject to change as the Company implements the plan and continues to evaluate its business needs and costs.
Liquidity
As of the end of fiscal 2008, the Company had total liquidity of approximately $170.0 million including cash on hand and availability under its revolving credit facility. Additionally, there are no material debt maturities until 2012 and the Company expects to continue to generate positive cash flow.
Outlook
“While we have a large base of recurring revenue and our businesses continue to generate cash, we are not completely immune to economic conditions,” Toth added. “We expect the near-term environment to be challenging and, like most companies today, we cannot predict the full impact and duration of the economic downturn. We have a solid capital structure, and we remain confident in the long-term demand drivers of our businesses due to the growing global need for mobile power and high performance filtration.”

Conference Call
Polypore International, Inc. will hold a conference call to discuss the Company’s fourth quarter financial results and business outlook on Thursday, February 26, 2009 at 9:00 AM Eastern time. A replay of the conference call will be available through March 12, 2009, via telephone at 303-590-3030. Enter code 3961782. The call will also be webcast live and archived for 30 days in the Investor Relations section of the Company’s web site at http://investor.polypore.net/.
In addition, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission with Supplemental Financial Information that is located on the Company’s web site.
Investor Contact: Polypore Investor Relations — 704-587-8886 or investorrelations@polypore.net.
Non-GAAP Supplemental Information
Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS (earnings per share) are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. Adjusted EBITDA is defined in Polypore’s credit agreement and represents earnings before interest, taxes, depreciation and amortization and certain non-operating items, business restructuring costs, costs incurred in connection with the purchase of our 10.50% senior discount notes and refinancing of our credit facilities and other non-cash or non-recurring charges. In addition, Adjusted EBITDA includes the pro forma impact of acquisitions as if the acquisitions occurred on the first day of the period presented. Polypore defines Adjusted Net Income as income from continuing operations excluding certain items. Polypore defines Adjusted EPS as Adjusted Net Income divided by the number of diluted shares of common stock outstanding. For more information regarding the computation of Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS, the reconciliation of Adjusted EBITDA to net income and Adjusted Net Income to income from continuing operations and the reconciliation of Adjusted EPS to earnings per share, please see the attached financial tables.
Polypore presents these non-GAAP financial measures because it believes that they are useful indicators of its operating performance. Adjusted EBITDA is a measure used in our credit agreement to determine the availability of borrowings under our revolving credit facility.

Polypore’s management also uses Adjusted EBITDA to review and assess its operating performance in connection with employee incentive programs and the preparation of its annual budget and financial projections. Adjusted Operating Income, Adjusted Net Income and Adjusted EPS exclude amounts that we do not consider part of our ongoing operating results when assessing performance of the Company. We believe that our non-GAAP financial measures also facilitate the comparison of results for current periods and guidance for future periods with results for past periods.
Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, Polypore’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.
This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit facility; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the loss of senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the adverse impact on our financial condition from past restructuring activities; the failure to effectively integrate newly acquired operations; the absence of expected returns from the amount of intangible assets we have recorded; the outcome of pending litigation; and natural disasters, epidemics, terrorist acts and other events beyond our control. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Polypore International, Inc.
Condensed Consolidated Statements of Operation
(unaudited)
(in millions, except share data)

	Three Months Ended		Year Ended
	January 3, 2009	December 29, 2007	January 3, 2009	December 29, 2007

Net sales	$145.6	$144.6	$610.5	$534.7
Cost of goods sold	93.3	89.4	397.2	337.7
Business interruption insurance recovery	—	—	(2.4)	—

Gross profit	52.3	55.2	215.7	197.0
Selling, general and administrative expenses	27.0	23.9	108.3	93.6
Business restructuring	59.9	(1.2)	59.9	(0.9)

Operating income (loss)	(34.6)	32.5	47.5	104.3
Other (income) expense:
Interest expense, net	14.1	16.8	60.7	81.0
Costs related to purchase of 10.50% senior discount notes	—	—	—	30.1
Write-off of loan acquisition costs associated with refinancing of senior secured credit facilities	—	—	—	7.2
Foreign currency and other	(1.2)	0.9	(2.4)	1.6

	12.9	17.7	58.3	119.9

Income (loss) from continuing operations before income taxes	(47.5)	14.8	(10.8)	(15.6)
Income taxes	(3.1)	0.8	6.8	(16.0)

Income (loss) from continuing operations	(44.4)	14.0	(17.6)	0.4
Income from discontinued operations, net of income taxes	—	0.1	2.4	0.1

Net income (loss)	$(44.4)	$14.1	$(15.2)	$0.5

Net income (loss) per share — basic and diluted:
Income (loss) from continuing operations	$(1.00)	$0.35	$(0.41)	$0.02
Income from discontinued operations, net of income taxes	—	—	0.06	—

Net income (loss)	$(1.00)	$0.35	$(0.36)	$0.02

Weighted average shares outstanding — basic	44,373,185	40,317,924	42,777,531	32,942,214
Weighted average shares outstanding — diluted	44,373,185	40,647,806	42,777,531	33,237,230

Polypore International, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited, in millions)

	Year Ended
	January 3, 2009	December 29, 2007

Operating activities:
Net income (loss)	$(15.2)	$0.5
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	57.6	51.6
Amortization of debt discount	—	13.3
Deferred income taxes	(3.6)	(32.2)
Business restructuring	59.9	(0.9)
Costs related to purchase of 10.50% senior discount notes	—	30.1
Write-off of loan acquisition costs associated with refinancing of senior secured credit facilities	—	7.2
Gain on sale of synthetic paper business	(3.8)	—
Other adjustments impacting net cash provided by operating activities	(0.4)	2.1
Changes in operating assets and liabilities	(1.3)	(2.4)

Net cash provided by operating activities	93.2	69.3
Investing activities:
Purchases of property, plant and equipment	(48.0)	(29.8)
Acquisition of businesses, net of cash acquired	(85.8)	(5.5)
Proceeds from sale of synthetic paper business	4.0	—

Net cash used in investing activities	(129.8)	(35.3)
Financing activities:
Issuance of common stock , net of fees and expenses	84.9	264.8
Borrowings from revolving credit facility	46.0	—
Payments on revolving credit facility	(46.0)	—
Principal payments on debt	(20.7)	(372.6)
Proceeds from exercise of stock options, net	3.0	—
Proceeds from senior secured credit facility	—	370.0
Purchase of 10.50% senior discount notes	—	(293.7)
Loan acquisition costs	—	(8.7)
Repurchases of common stock, net	—	(0.2)

Net cash provided by (used) in financing activities	67.2	(40.4)
Effect of exchange rate changes on cash and cash equivalents	(2.5)	6.6

Net increase in cash and cash equivalents	28.1	0.2
Cash and cash equivalents at beginning of period	54.9	54.7

Cash and cash equivalents at end of the period	$83.0	$54.9

Polypore International, Inc.
Condensed Consolidated Balance Sheets
(in millions)

	January 3, 2009	December 29, 2007 (a)
	(unaudited)

Assets:
Cash and equivalents	$83.0	$54.9
Other	192.7	194.4

Current assets	275.7	249.3

Property, plant and equipment, net	416.8	401.3
Goodwill	601.6	568.8
Intangibles and loan acquisition costs, net	184.9	187.9
Other	19.9	21.7

Total assets	$1,498.9	$1,429.0

Liabilities and shareholders’ equity:
Current liabilities	$93.3	$91.0
Debt and capital lease obligations, less current portion	798.0	816.9
Other	214.6	185.8
Shareholders’ equity	393.0	335.3

Total liabilities and shareholders’ equity	$1,498.9	$1,429.0

(a)	Derived from audited consolidated financial statements.

Polypore International, Inc.
Supplemental Information
Reconciliation of Adjusted EBITDA
(unaudited, in millions)

	Three Months	Three Months
	Ended	Ended	Year Ended	Year Ended
	January 3, 2009	December 29, 2007	January 3, 2009	December 29, 2007

Net income (loss)	$(44.4)	$14.1	$(15.2)	$0.5
Add:
Depreciation	8.8	8.2	36.5	31.4
Amortization	4.6	4.1	18.6	17.5
Interest expense, net	14.1	16.8	60.7	81.0
Income taxes	(3.1)	0.8	6.8	(16.0)

EBITDA	(20.0)	44.0	107.4	114.4
Foreign currency (gain) loss	(0.9)	0.9	(1.6)	1.8
Loss on disposal of property, plant, and equipment	0.8	0.1	1.7	1.2
Stock compensation	0.5	0.2	1.3	0.7
Business restructuring	59.9	(1.2)	59.9	(0.9)
Costs related to purchase of 10.50% senior discount notes	—	—	—	30.1
Write-off of loan acquisition costs associated with refinancing of senior secured credit facilities	—	—	—	7.2
Income from discontinued operations, net of income taxes	—	—	(2.4)	(0.1)
Pro forma adjustment for Microporous and Yuri-Wide acquisitions*	—	—	0.4	—
Strike-related costs	0.8	—	6.7	—
FTC-related costs	0.8	—	1.2	—
Other non-cash or non-recurring charges	—	0.2	1.1	0.8

Adjusted EBITDA	$41.9	$44.2	$175.7	$155.2

*	The year ended January 3, 2009 includes pro forma adjustments for the Microporous and Yuri-Wide acquisitions.

Polypore International, Inc.
Supplemental Information
Reconciliation of Adjusted Net Income and Adjusted EPS
(unaudited)
(in millions, except share data)

	Three Months Ended		Year Ended
	January 3, 2009	December 29, 2007	January 3, 2009	December 29, 2007

Income (loss) from continuing operations	$(44.4)	$14.0	$(17.6)	$0.4
Add:
Inventory purchase accounting adjustment	—	—	0.7	—
Non-cash tax impact of repatriating funds for acquisition	—	—	0.2	—
Business restructuring	59.9	(1.2)	59.9	(0.9)
Strike-related costs	0.8	—	6.7	—
FTC-related costs	0.8	—	1.2	—
Costs related to purchase of 10.50% senior discount notes	—	—	—	30.1
Write-off of loan acquisition costs associated with refinancing of senior secured credit facilities	—	—	—	7.2
Foreign currency losses incurred in connection with debt refinancing	—	—	—	0.7
Impact of above items on provision for income taxes	(7.2)	0.5	(9.8)	(11.8)
Income tax benefit resulting from German tax reform	—	(2.4)	—	(8.5)

Adjusted net income	$9.9	$10.9	$41.3	$17.2

Income (loss) from continuing operations per share — diluted	$(1.00)	$0.35	$(0.41)	$0.02
Impact of adjustments on income from continuing operations per share — diluted	1.22	(0.08)	1.37	0.50

Adjusted earnings per share	$0.22	$0.27	$0.96	$0.52

Weighted average diluted shares outstanding — diluted *	44,532,675	40,647,806	43,106,058	33,237,230

*	Includes 159,490 and 328,527 dilutive shares for Adjusted Earnings Per Share for the three months and year ended January 3, 2009 respectively. Dilutive shares on Net Income would have an anti-dilutive impact and therefore are not shown on the Consolidated Statement of Operations.

Polypore International, Inc.
Supplemental Information
Reconciliation of Adjusted Operating Income
(unaudited)
(in millions, except share data)

	Three Months Ended		Year Ended
	January 3, 2009	December 29, 2007	January 3, 2009	December 29, 2007

Operating income (loss)	$(34.6)	$32.5	$47.5	$104.3
Add:
Inventory purchase accounting adjustment	—	—	0.7	—
Business restructuring	59.9	(1.2)	59.9	(0.9)
Strike-related costs	0.8	—	6.7	—
FTC-related costs	0.8	—	1.2	—

Adjusted operating income	$26.9	$31.3	$116.0	$103.4

Polypore International, Inc.
Supplemental Information
Reconciliation of Segment Operating Income to Income (Loss) from Continuing Operations Before Income Taxes
(unaudited, in millions)

	Three Months Ended		Year Ended
	January 3, 2009	December 29, 2007	January 3, 2009	December 29, 2007

Operating income:
Energy Storage	$20.1	$21.8	$89.7	$81.5
Separations Media	7.0	9.5	27.3	22.2
Corporate	(0.2)	—	(1.0)	(0.3)

Total segment operating income	26.9	31.3	116.0	103.4
Inventory purchase accounting adjustment	—	—	0.7	—
Business restructuring	59.9	(1.2)	59.9	(0.9)
Strike-related costs	0.8	—	6.7	—
FTC-related costs	0.8	—	1.2	—

Total operating income (loss)	(34.6)	32.5	47.5	104.3
Reconciling items:
Interest expense	14.1	16.8	60.7	81.0
Costs related to purchase of 10.50% senior discount notes	—	—	—	30.1
Write-off of loan acquisition costs associated with refinancing of senior secured credit facilities	—	—	—	7.2
Foreign currency and other	(1.2)	0.9	(2.4)	1.6

Income (loss) from continuing operations before income taxes	$(47.5)	$14.8	$(10.8)	$(15.6)